Exhibit 99.1

Natural Grocers by Vitamin Cottage, Inc. Announces Retirement of Todd Dissinger, CFO

Lakewood, Colorado, June 27, 2024. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced that Todd Dissinger, Chief Financial Officer, has informed the Company of his intention to retire on December 31, 2024. He will continue to serve as Chief Financial Officer until his successor is appointed to ensure a smooth transition. The Company will conduct a thorough process to identify Mr. Dissinger’s successor with the assistance of an executive recruiting firm.

“Since his appointment as Chief Financial Officer in December 2017, Todd has been an invaluable member of our executive team, helping Natural Grocers to execute on its founding principles while achieving record financial performance and enhancing shareholder value,” said Kemper Isely, Chairman and Co-President. “I want to thank Todd for his many contributions to our success and wish him well in retirement. We are grateful for his dedication and continuing leadership throughout this transition.”

“I would like to express my gratitude to Kemper, the Isely family, our Board, and all our team members for the support and commitment they have extended during my tenure at Natural Grocers,” said Mr. Dissinger. “I am fortunate to have had the opportunity to conclude my career at a company with a long legacy, and a clear and consistent mission committed to the health and well-being of its customers, communities, and employees. I’m proud to have been part of that mission and success. I am confident in Natural Grocers’ bright future and look forward to doing everything I can to ensure a successful transition.”

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, clean and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 168 stores in 21 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Certain statements in this release, including statements regarding Mr. Dissinger’s intent to retire and plans for identifying a successor are forward-looking statements within the meaning of the PSLRA, are based on management’s current expectations and are subject to uncertainty and changes in circumstances. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to publicly update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company's subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company's website at http://Investors.NaturalGrocers.com.

Investor Contact:

Reed Anderson, ICR, 646-277-1260, reed.anderson@icrinc.com